UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    February 29, 2016

BENCHMARK ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	1-10560 (Commission File Number)	74-2211011 (I.R.S. Employer Identification No.)

3000 Technology Drive, Angleton, Texas  77515
(Address of principal executive offices)  (Zip code)

Registrant’s telephone number, including area code:  (979) 849-6550

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2016, Benchmark Electronics, Inc. (the “Company”) issued a press release announcing the appointment of Paul J. Tufano, age 62, as an independent director to the Company’s Board of Directors (the “Board”) effective February 29, 2016.  In the press release, the Company also announced the retirement from the Board of Peter G. Dorflinger, who for the last three years has served as Chairman of the Board.  Mr. Dorflinger’s resignation, which he delivered effective concurrently with Mr. Tufano’s appointment, was not the result of any disagreement with management or the Board.  David W. Scheible, who has served on the Board as an independent director since 2011, will replace Mr. Dorflinger as Chairman of the Board.  The press release referred to above is incorporated herein by reference to the Company’s Form DEFA 14A, filed with the Securities and Exchange Commission on March 1, 2016.

Mr. Tufano served as the Chief Financial Officer of Alcatel-Lucent from 2008 to September 2013 and Chief Operating Officer from January 2013 to September 2013.  He was Executive Vice President of Alcatel-Lucent from 2008 to September 2013, and served as a consultant to that company from September 2013 to April 2014.  Mr. Tufano was the Executive Vice President and Chief Financial Officer of Solectron Corporation, an electronics manufacturing company for original equipment manufacturers, from 2006 to 2007 and served as Interim Chief Executive Officer during 2007.  Prior to joining Solectron, Mr. Tufano was President and Chief Executive Officer of Maxtor Corporation, a manufacturer of computer hard disks, from 2003 to 2004, Executive Vice President and Chief Operating Officer from 2001 to 2003, and Chief Financial Officer from 1996 to 2003.  From 1979 to 1996, Mr. Tufano held management positions in finance, operations and logistics at IBM.

Mr. Tufano brings to the Board extensive operational and financial experience as a former senior executive of complex technology and manufacturing companies.  He holds a Bachelor of Science in Economics from St. John’s University and a Masters of Business Administration, Finance, Accounting and International Business from Columbia University.

Mr. Tufano has served on the board of directors of Teradyne, Inc. (NYSE:TER), a global supplier of automatic test equipment, since 2005, and on the board of directors of EnerSys (NYSE:ENS), a global manufacturer, marketer and distributor of industrial batteries and related equipment, since 2015.  He also served on the board of directors of International Manufacturing Services, Inc., an EMS provider, from 1996 to 1998.

An independent search consultant retained by the Board identified Mr. Tufano as a possible candidate for Board service, and the Board’s Nominating/Governance Committee, comprised entirely of independent members of the Board, recommended him to the full Board for consideration.  The Board determined that Mr. Tufano does not have any interest requiring disclosure under Item 404(a) of Regulation S-K and satisfies the (i) independence standards promulgated by the New York Stock Exchange and applicable regulations under the Securities Exchange Act of 1934, as amended, (ii) “non-employee director” standards set forth in such regulations, and (iii) “outside director” requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable regulations.

For his service as a member of the Board, Mr. Tufano will receive the same compensation as other non-employee directors: (a) a retainer of $60,000 per annum, (b) $1,000 per Board or committee meeting attended and (c) an annual restricted stock unit (“RSU”) under the Company’s 2010 Omnibus Incentive Compensation Plan with a grant-date fair market value of $125,000.  Mr. Tufano’s term will expire at the Company’s 2016 annual meeting of shareholders later this year following the election and qualification of his successor; his annual retainer and RSU will be prorated for his service from the date of his election until such meeting.  The RSU is scheduled to vest in equal quarterly installments over a one-year period following the date of grant.

Item 8.01.  Other Events.

On March 1, 2016, Benchmark Electronics, Inc. issued a press release relating to the matters described under Item 5.02.  The press release is incorporated herein by reference to the Company’s Form DEFA 14A, filed with the Securities and Exchange Commission on March 1, 2016.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit 99.1 Press Release relating to the appointment of Paul Tufano to the Board, dated March 1, 2016, incorporated by reference to the Company’s Form DEFA 14A, filed with the Securities and Exchange Commission on March 1, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BENCHMARK ELECTRONICS, INC.

Dated: March 3, 2016	By:	/s/ Gayla J. Delly
Name: Gayla J. Delly
Title: Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

99.1
Press Release relating to the appointment of Paul Tufano to the Board, dated March 1, 2016, incorporated by reference to the Company’s Form DEFA 14A, filed with the Securities and Exchange Commission on March 1, 2016.